Exhibit 99.1

FOR IMMEDIATE RELEASE

December 11, 2023

SAIC to Realign Organization to Optimize Strategic Pivots and Increase Organic Growth

HIGHLIGHTS

•	Five new business groups to replace two current business sectors

•	New business groups to include Army; Navy; Air Force and Combatant Commands; Space and Intelligence; and Civilian

•	Realigned organization will seek to reduce hierarchy, increase innovation, expand business development and gain greater customer intimacy

RESTON, Va. — December 11, 2023 — Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation’s digital transformation across the defense, space, civilian and intelligence markets, today announced it will reorganize its business, effective February 3, 2024. The reorganization will seek to accelerate sustainable organic growth, better align with SAIC’s four strategic pivots – portfolio, go-to-market, culture and brand – and ensure the company is focused and agile in allocating investments to maximize innovation, differentiation and long-term value creation.

The current Defense and Civilian Sector and National Security and Space Sector will be replaced by five new business groups – Army; Navy; Air Force and Combatant Commands; Space and Intelligence; and Civilian. The new Civilian group will encompass the current Civilian, Health and State and Local businesses. This flatter organization is designed to enhance customer intimacy for the executive leadership team, who will work closely with the new business group leaders to advance SAIC’s innovation and go-to-market strategy and drive improved cross-collaboration, business development and organic growth.

“SAIC has an unmatched history of partnering with our nation’s most critical mission-driven government customers and offering a best-in-class portfolio of capabilities. As we look ahead, we are becoming a more focused and growth-oriented SAIC that realizes the full potential of our differentiators, fueled by our innovation factory. This builds upon our recent decision to centralize our business development function to prioritize the quality and pace at which we execute our market opportunities” said SAIC Chief Executive Officer Toni Townes-Whitley. “We are confident the company will continue to bring innovative solutions to market, further prioritize growth and deliver significant long-term value for our shareholders, customers and employees.”

Four of the five new business groups will be led by current SAIC senior vice presidents who will be promoted to executive vice president and report directly to Townes-Whitley beginning on February 3, 2024. Josh Jackson, Barbara Supplee, Vinnie DiFronzo and David Ray, will lead the Army, Navy, Air Force and Combatant Commands and Space and Intelligence business groups, respectively. An external search for the Civilian business group is being conducted to identify a strong best-of-market leader who will drive significant organic growth in this market. Bob Genter, President, Defense and Civilian Sector and Michael LaRouche, President, National Security and Space Sector will depart the company, effective as of February 2, 2024, to pursue opportunities outside of SAIC.

December 11, 2023

Townes-Whitley added, “On behalf of all of SAIC, I would like to thank Bob and Michael for their leadership and meaningful contributions to SAIC. I would also like to congratulate Josh, Barbara, Vinnie and David on their promotions. Each brings unique expertise and experience that I am confident will best position us to execute our strategic vision and support our customers as they navigate complex national security challenges.”

About SAIC

SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective and efficient solutions that are critical to achieving our customers’ missions.

We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $6.9 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at saic.com or on the SEC’s website at sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Contacts

Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com

Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com